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                          CONSENT OF INDEPENDENT ACCOUNTANTS


              We consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 7, 1996, on our audits of the balance sheets of Virtual Open Network Environment Corporation ("the Company"), as of December 31, 1994 and 1995, and March 31, 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995, and the three month period ended March 31, 1996 and the related financial statement schedule. We also consent to the references to our firm under the caption "Experts" in the Prospectus.




                                                Coopers & Lybrand L.L.P.


     Washington, D.C.
     June 20, 1996

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